Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey - VP of Investor Relations

(314) 213-7277 / klowrey@escotechnologies.com

ESCO REPORTS FIRST QUARTER FISCAL 2024 RESULTS

- Q1 Sales increase 6% to $218 Million -

- $294 Million in Q1 Orders / Book-to-bill of 1.35x -

- Q1 GAAP EPS $0.59 / Adjusted EPS $0.62 -

ST. LOUIS, February 8, 2024 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the first quarter ended December 31, 2023 (Q1 2024).

Operating Highlights

•	Q1 2024 Sales increased $12.8 million (6.2 percent) to $218.3 million compared to $205.5 million in Q1 2023.
•	Q1 2024 Entered Orders increased $64.8 million (28 percent) over the prior year period to $293.7 million (book-to-bill of 1.35x), resulting in record backlog of $848 million.
•	Q1 2024 GAAP EPS increased 4 percent to $0.59 per share compared to $0.57 per share in Q1 2023. Q1 2024 Adjusted EPS increased 3 percent to $0.62 per share compared to $0.60 per share in Q1 2023.
•	Net cash provided by operating activities was $9 million in Q1 2024, an increase of $18 million compared to the prior year period, as cash flow was positively impacted by lower working capital requirements.
•	Net debt (total borrowings less cash on hand) was $121 million, resulting in a 0.82x leverage ratio and $572 million in liquidity at December 31, 2023.

Bryan Sayler, Chief Executive Officer and President, commented, “Our fiscal year got off to a great start in many ways, with orders being particularly strong. This was evidenced by a $65 million order for surface hull tiles for the Virginia Class Submarine program. In addition, it was another solid quarter in aerospace with strength in both commercial and defense OEM and aftermarket orders. The book-to-bill for the quarter was 1.35x and resulted in record backlog of almost $850 million.

“Revenue was up 6 percent over the prior year with double digit growth in A&D and USG, driven by continuing strength across our aerospace, Navy, utility, and renewables end-markets. Our teams continue working hard to drive growth and deliver solid operating results and their efforts enabled us to deliver solid Q1 EPS results. Overall, it was good start to the year, giving us added confidence in our ability to deliver our full year revenue and earnings guidance.”

Segment Performance

Aerospace & Defense (A&D)

•	Sales increased $11.7 million (14 percent) to $94.7 million in Q1 2024 from $83.0 million in Q1 2023. Q1 organic sales increased $8.5 million (10 percent) in the quarter driven by strength across commercial aerospace, defense aerospace, and Navy. In addition, the CMT acquisition contributed $3.2 million (4 percent) of revenue growth in the quarter.
•	Q1 2024 EBIT increased $4.2 million to $16.7 million from $12.5 million in Q1 2023. Adjusted EBIT increased $4.0 million in Q1 2024 to $16.7 million (17.6 percent margin) from $12.7 million (15.3 percent margin) in Q1 2023. Margin improvement was driven by leverage on revenue growth and price increases, partially offset by inflationary pressures and mix.
•	Entered Orders increased $74 million (76 percent) to $172 million in Q1 2024 compared to $97 million in Q1 2023. The increase in orders was primarily driven by large Navy orders for Virginia Class Block V surface hull tiles and Block VI long lead material procurement for the Light Weight Wide Aperture Array (LWWAA), along with a strong quarter for commercial and defense aerospace. The orders strength in the quarter resulted in a segment book-to-bill of 1.81x and record ending backlog of $561 million.

Utility Solutions Group (USG)

•	Sales increased $12.0 million (17 percent) to $83.0 million in Q1 2024 from $71.0 million in Q1 2023. Doble’s sales increased by $7.6 million (13 percent) driven by a strong quarter for offline products and services. NRG sales increased $4.4 million (30 percent) as they reduced backlog related to longer-term orders placed during FY 2023.
•	EBIT increased $1.5 million in Q1 2024 to $17.6 million from $16.1 million in Q1 2023. Adjusted EBIT increased $1.6 million to $17.7 million (21.4 percent margin) from $16.1 million (22.7 percent margin) in Q1 2023. In the quarter, margin was impacted unfavorably by mix and inflationary pressures, which more than offset leverage on higher revenue and price increases.
•	Entered Orders decreased $3 million (4 percent) to $77 million in Q1 2024. Orders moderated in the quarter for Doble and NRG after a record year in 2023. The segment book-to-bill was 0.93x in the quarter and resulted in an ending backlog of $127 million.

RF Test & Measurement (Test)

•	Sales decreased $10.9 million (21 percent) to $40.6 million in Q1 2024 from $51.5 million in Q1 2023. Organic sales decreased $12.0 million primarily related to lower T&M volume in the U.S., Europe and China and lower OTC filter sales in the U.S., partially offset by $1.1 million of revenue growth related to the MPE acquisition completed during the quarter.
•	EBIT decreased $3.6 million in Q1 2024 to $1.8 million from $5.4 million in Q1 2023. Adjusted EBIT decreased $3.3 million in Q1 2024 to $2.1 million (5.1 percent margin) from $5.4 million (10.5 percent margin) in Q1 2023. In the quarter, margin was impacted by lower volume, partially offset by price increases and cost reduction actions.
•	Entered Orders decreased $6 million (12 percent) to $45 million in Q1 2024. The decrease was primarily related to delays on a few large projects in EMEA and China and was partially offset by the $5 million impact of MPE orders and backlog. Book-to-bill was 1.11x in the quarter and resulted in ending backlog of $159 million.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on April 16, 2024 to stockholders of record on April 1, 2024.

Business Outlook – 2024

Management’s expectation is for Q2 Adjusted EPS in the range of $0.85 to $0.90. We are raising the lower end of our full year guidance which we now expect to be in the range of $4.15 to $4.30 (12 to 16 percent growth). This is based on sales in line with our initial guidance range of $1.02 to $1.04 billion (7 to 9 percent annual growth). Within our revenue guidance we are raising our expected A&D growth to 11 to 13 percent (from 8 to 10 percent) and lowering our expected Test growth to 1 to 3 percent (from 8 to 10 percent). We do expect the Test business to improve sales and EBIT in the second half of the year and we are currently implementing a plan to streamline the cost structure of the business, which will further enhance its margin profile going forward.

Conference Call

The Company will host a conference call today, February 8, at 4:00 p.m. Central Time, to discuss the Company’s Q1 2024 results. A live audio webcast and an accompanying slide presentation will be available on ESCO’s investor website. For those unable to participate, a webcast replay will be available after the call on ESCO’s investor website.

Forward-Looking Statements

Statements in this press release regarding Management’s expectations for fiscal 2024, restructuring and cost reduction efforts, sales, inflationary pressures, interest rates, supply chain performance and labor shortages; our guidance for 2024 including revenues, earnings, Adjusted EPS, Adjusted EBIT and Adjusted EBITDA margin; the effects of acquisitions; and any other statements which are not strictly historical, are “forward-looking statements within the meaning of the safe harbor provisions of the U.S. securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and the following: the impacts of climate change and related regulation of greenhouse gases; the impacts of labor disputes, civil disorder, wars, elections, political changes, tariffs and trade disputes, terrorist activities, cyberattacks or natural disasters on the Company’s operations and those of the Company’s customers and suppliers; disruptions in manufacturing or delivery arrangements due to shortages or unavailability of materials or components, or supply chain disruptions; inability to access work sites; the timing and content of future contract awards or customer orders; the timely appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts or orders; weakening of economic conditions in served markets; the success of the Company’s competitors; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties or data breaches; the availability of selected acquisitions; delivery delays or defaults by customers; performance issues with key customers, suppliers and subcontractors; material changes in the costs and availability of certain raw materials; material changes in the cost of credit; changes in laws and regulations including but not limited to changes in accounting standards and taxation; changes in interest rates; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the integration and performance of recently acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBIT” and “Adjusted EBITDA” as excluding the net impact of the items described in the attached Reconciliation of Non-GAAP Financial Measures, and “Adjusted EPS” as GAAP earnings per share excluding the net impact of the items described and reconciled in the attached Reconciliation of Non-GAAP Financial Measures.

EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation, and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO is a global provider of highly engineered products and solutions serving diverse end-markets. It manufactures filtration and fluid control products for the aviation, Navy, space, and process markets worldwide and composite-based products and solutions for Navy, defense, and industrial customers. ESCO is an industry leader in designing and manufacturing RF test and measurement products and systems; and provides diagnostic instruments, software and services to industrial power users and the electric utility and renewable energy industries. Headquartered in St. Louis, Missouri, ESCO and its subsidiaries have offices and manufacturing facilities worldwide. For more information on ESCO and its subsidiaries, visit the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2023		Three Months Ended December 31, 2022
Net Sales	$218,314		205,501
Cost and Expenses:
Cost of sales	134,151		126,383
Selling, general and administrative expenses	53,968		51,302
Amortization of intangible assets	7,868		6,861
Interest expense	2,667		1,658
Other expenses (income), net	206		398
Total costs and expenses	198,860		186,602

Earnings before income taxes	19,454		18,899
Income tax expense	4,285		4,172

Net earnings	$15,169		14,727

Earnings Per Share (EPS)

Diluted - GAAP	$0.59		0.57

Diluted - As Adjusted Basis	$0.62	(1)	0.60	(2)

Diluted average common shares O/S:	25,846		25,943

(1)	Q1 2024 Adjusted EPS excludes $0.03 per share of after-tax charges consisting primarily of MPE acquisition inventory step-up and backlog charges and acquisition related costs.

(2)	Q1 2023 Adjusted EPS excludes $0.03 per share of after-tax charges associated with executive management transition costs at Corporate and restructuring charges within the A&D segment.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	Q1 2024	Q1 2023	Q1 2024	Q1 2023
Net Sales
Aerospace & Defense	$94,733	82,983	94,733	82,983
USG	82,984	71,045	82,984	71,045
Test	40,597	51,473	40,597	51,473
Totals	$218,314	205,501	218,314	205,501

EBIT
Aerospace & Defense	$16,663	12,536	16,663	12,735
USG	17,625	16,131	17,745	16,131
Test	1,779	5,411	2,052	5,411
Corporate	(13,946)	(13,521)	(13,295)	(12,728)
Consolidated EBIT	22,121	20,557	23,165	21,549
Less: Interest expense	(2,667)	(1,658)	(2,667)	(1,658)
Less: Income tax expense	(4,285)	(4,172)	(4,525)	(4,400)
Net earnings	$15,169	14,727	15,973	15,491

Note 1: Adjusted net earnings of $16.0 million in Q1 2024 exclude $0.8 million (or $0.03 per share) of after-tax charges consisting primarily of MPE acquisition inventory step-up and backlog charges and acquisition related costs.

Note 2: Adjusted net earnings of $15.5 million in Q1 2023 exclude $0.8 million (or $0.03 per share) of after-tax charges associated with executive management transition costs at Corporate and restructuring charges within the A&D segment.

EBITDA Reconciliation to Net earnings:			Q1 2024	Q1 2023
	Q1 2024	Q1 2023	As Adjusted	As Adjusted
Consolidated EBITDA	$35,573	32,924	36,408	33,916
Less: Depr & Amort	(13,452)	(12,367)	(13,243)	(12,367)
Consolidated EBIT	22,121	20,557	23,165	21,549
Less: Interest expense	(2,667)	(1,658)	(2,667)	(1,658)
Less: Income tax expense	(4,285)	(4,172)	(4,525)	(4,400)
Net earnings	$15,169	14,727	15,973	15,491

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	December 31, 2023	September 30, 2023
Assets
Cash and cash equivalents	$51,396	41,866
Accounts receivable, net	194,395	198,557
Contract assets	138,393	138,633
Inventories	202,577	184,067
Other current assets	16,441	17,972
Total current assets	603,202	581,095
Property, plant and equipment, net	159,262	155,484
Intangible assets, net	422,053	392,124
Goodwill	537,601	503,177
Operating lease assets	38,685	39,839
Other assets	11,723	11,495
	$1,772,526	1,683,214

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$20,000	20,000
Accounts payable	77,960	86,973
Contract liabilities	121,149	112,277
Other current liabilities	85,584	95,401
Total current liabilities	304,693	314,651
Deferred tax liabilities	83,802	75,531
Non-current operating lease liabilities	35,709	36,554
Other liabilities	42,228	43,336
Long-term debt	152,000	82,000
Shareholders' equity	1,154,094	1,131,142
	$1,772,526	1,683,214

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022
Cash flows from operating activities:
Net earnings	$15,169	14,727
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	13,452	12,367
Stock compensation expense	2,180	1,860
Changes in assets and liabilities	(22,539)	(36,920)
Effect of deferred taxes	484	(1,042)
Net cash provided (used) by operating activities	8,746	(9,008)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(56,179)	-
Capital expenditures	(7,848)	(4,791)
Additions to capitalized software	(2,942)	(2,795)
Net cash used by investing activities	(66,969)	(7,586)

Cash flows from financing activities:
Proceeds from long-term debt	99,000	17,000
Principal payments on long-term debt and short-term borrowings	(29,000)	(38,000)
Dividends paid	(2,064)	(2,067)
Purchases of common stock into treasury	-	(4,147)
Other	(1,432)	(2,412)
Net cash provided (used) by financing activities	66,504	(29,626)

Effect of exchange rate changes on cash and cash equivalents	1,249	418

Net increase (decrease) in cash and cash equivalents	9,530	(45,802)
Cash and cash equivalents, beginning of period	41,866	97,724
Cash and cash equivalents, end of period	$51,396	51,922

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited)

(Dollars in thousands)

Backlog And Entered Orders - Q1 2024	Aerospace & Defense	USG	Test	Total
Beginning Backlog - 10/1/23	$484,069	133,459	154,834	772,362
Entered Orders	171,557	76,964	45,199	293,720
Sales	(94,733)	(82,984)	(40,597)	(218,314)
Ending Backlog - 12/31/23	$560,893	127,439	159,436	847,768

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q1 2024
EPS – GAAP Basis – Q1 2024	$0.59
Adjustments (defined below)	0.03
EPS – As Adjusted Basis – Q1 2024	$0.62

Adjustments exclude $0.03 per share consisting primarily of MPE acquisition inventory step-up and backlog charges and acquisition related costs.

The $0.03 of EPS adjustments per share consists of $1,044K of pre-tax charges offset by $240K of tax benefit for net impact of $804K.

EPS – Adjusted Basis Reconciliation – Q1 2023
EPS – GAAP Basis – Q1 2023	$0.57
Adjustments (defined below)	0.03
EPS – As Adjusted Basis – Q1 2023	$0.60

Adjustments exclude $0.03 per share consisting of executive management transition costs at Corporate and restructuring charges within the A&D segment.

The $0.03 of EPS adjustments per share consists of $992K of pre-tax charges offset by $228K of tax benefit for net impact of $764K.